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                                                                EXHIBIT 10.49




                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is made and entered into as of the 19th day of November, 1996, by and between Medaphis Corporation, a Delaware corporation (the "Company"), and David E. McDowell (the "Employee").


                      STATEMENT OF BACKGROUND INFORMATION


         The Company renders to hospitals, physicians, and/or other healthcare organizations and providers: (a) billing services, accounts receivable management services, collection services, electronic claims services, financial management services, and practice and facilities management services; (b) eligibility verification and certification for Medicaid, Medicare and other healthcare assistance programs; (c) filing and other medical claims securitization services: (d) medical coverage information services: and (e) medical and insurance claims monitoring and tracking services (collectively the "Processing Business").

         The Company also provides subrogation and related recovery services for healthcare payors, including health maintenance organizations, indemnity insurers. Blue Cross and Blue Shield organizations, third-party administrators, self-funded employee health welfare benefit plans, and provider hospital organizations (the "Subrogation Business").

         The Company also: (a) develops, markets and licenses to hospitals, integrated healthcare delivery systems, and other healthcare providers and other end users (collectively "Providers"), (i) strategic, operational and financial information systems and services and decision support tools for healthcare providers, (ii) software systems which provide claims and reimbursement services and electronic claims processing, and (iii) software applications which assist Providers with automated scheduling and resource management (the items discussed in Sections (a)(i), (a)(ii) and (a)(iii) of this paragraph are referred to as "Systems"), which Systems include, but are not limited to, nurse scheduling and management information systems, operating room patient scheduling and surgery information systems, enterprise wide patient scheduling and resource management systems, enterprise-wide employee scheduling and management information systems and related software interfaces to other information systems: and (b) provides to Providers installation and support services related to the Company's Systems (the "Systems Business").

         The Company also renders professional services with respect to the development of computer software, algorithms, designs, documentation, and related materials, and the development, design, deployment, and operation of local and wide area computer networks, all in conjunction with the sale, design, deployment, operation and maintenance of custom computer
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processing systems for improvement of operational efficiency or functionality, through the use of image storage and processing, work flow technology, optical character recognition or other related technologies (the "System Integration Business") (the Processing Business, the Subrogation Business, the Systems Business, the Systems Integration Business and any other distinct business segment in which the Company engages during Employee's employment are collectively referred to as the "Business").

         The Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") has determined to create certain long-term retention incentives to reward Employee for successful performance with the Company.

         The Committee has determined that it would be in the best interest of Medaphis and its stockholders if Employee were employed by Medaphis for a term of five years.

         Employee acknowledges the Company's ownership of its goodwill, and the necessity of the restrictive covenants contained in this Agreement to protect the Company's interest in such material asset.


                             STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, the parties agree as follows:

         1. Employment. The Company employs Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement. For purposes of Sections 6, 7 and 8 of this Agreement, "employment" shall mean any period of time during which the Company is paying the Employee salary under
Section 5(b) of this Agreement, whether or not the Employee is currently performing services for the Company at the time of such payment. For all other purposes under this Agreement, "employment" shall have its customary meaning.

         2. Duties of Employee. Employee agrees to perform and discharge the usual duties of a Chairman of the Board of Directors and Chief Executive Officer of a similarly sized organization, including, without limitation, those presently set forth in the Bylaws of the Company, and such other duties as may be reasonably assigned by the Board, and to comply with all of the Company's policies, standards and regulations. Employee's title shall be Chairman of the Board of Directors and Chief Executive Officer, and Employee shall report to the Board. All of Employee's time, attention and energies which are devoted to business endeavors will be devoted to the Business, and Employee will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board, which consent will not be unreasonably withheld. This Section will not be construed to prevent Employee from: (a) investing personal assets in


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businesses which do not compete with the Company in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company; or (c) participating in conferences, preparing and publishing papers or books or teaching, participating on the board of directors of other companies ("Other Boards") or providing limited advisory services, so long as these activities are not contrary to the Company's interests, and, with regard to participation on Other Boards or the provision of limited advisory services, so long as the Board approves Employee's participation on any such Other Boards or approves the provision of such limited advisory services, which approval will not be unreasonably withheld.

         3. Term. The term of this Agreement will be for a period of five years commencing on November 19, 1996 and expiring on the fifth anniversary of that date, subject to earlier termination as provided for in Section 4.

         4.      Termination and Suspension.

         (a) By the Company. Notwithstanding anything contained in Section 3 to the contrary, the Company has the right to terminate this Agreement and all of its obligations under this Agreement immediately if the Board takes action to terminate after any of the following events occurs:

                 (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten (10) days after Employee's receipt from the Company written notice of such breach, which notice describes in reasonable detail the Company's belief that Employee is in breach hereof (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

                 (ii) Employee commits any act in bad faith materially detrimental to the business or reputation of the Company;

                 (iii) Employee engages in illegal activities or is convicted of any crime involving fraud, deceit or moral turpitude; or

                 (iv) Employee dies or becomes mentally or physically incapacitated or disabled so as to be materially unable to perform Employee's duties under this Agreement. Without limiting the generality of the foregoing. Employee's inability to adequately perform services under this Agreement for a period of ninety (90) consecutive days will be conclusive evidence of such mental or physical

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                 incapacity or disability, unless such inability to
                 adequately perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such ninety-day period shall be extended to a one hundred fifty-day period.

         (b) By Employee or by the Company other than for Cause. If Employee terminates this Agreement pursuant to any of clauses (i) - (v) below or if the Company terminates this Agreement other than pursuant to Section 4(a) hereof, the Company obligations hereunder to pay Employee the annual salary under Section 5(b), to provide for the continued vesting of stock option awards under Section 5(c) hereof and to provide for health insurance benefits to Employee under Section 5(d) hereof shall continue in accordance with the terms hereof through November 19, 2001:

                 (i) the Company materially breaches any of the terms or conditions set forth in this Agreement and fails to cure its breach within ten (1O) days after its receipt from Employee of written notice of such breach, which notice describes in reasonable detail Employee's belief that the Company is in breach hereof;

                 (ii) without Employee's express written consent, the Company assigns to Employee duties, or significantly reduces Employee's assigned duties, in a manner inconsistent with Employee's position with the Company;

                 (iii) without Employee's express written consent, the Company requires Employee's relocation outside of the metropolitan Atlanta, Georgia area.

                 (iv) the Company fails to obtain the assumption of this Agreement by any successors to the Company; or

                 (v) a Change in Control Event (as defined herein) occurs, and Employee's employment is terminated by Employee or the Company, for whatever reason, within one hundred twenty (120) calendar days thereafter. Upon a Change in Control Event, the applicable provisions of Section 4(e) shall apply. For purposes of this Agreement a "Change in Control Event" shall mean the occurrence of any of the following:

                          (1)     the adoption of a plan of merger or
                          consolidation of the Company with any other corporation as a result of which the holders of the outstanding voting stock of the Company as a group would receive less than 50% of the voting stock of the surviving or resulting corporation;

                          (2) the adoption of a plan of liquidation or the approval of the dissolution of the Company;

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                          (3)    the sale or transfer of substantially all of
                          the assets of the Company;

                          (4) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

                          (5) any individual, entity, group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder), or other person acquires in a single transaction or a series of transactions more than 30% of the outstanding shares of the Company's common stock.

         (c) Suspension By the Company. If Employee is indicted for any felony, the Company may immediately suspend Employee without compensation. If the indictment is dropped, or if Employee is acquitted (the dropping of an indictment and an acquittal each referred to as an "Acquittal Event"), the Company shall, within ten (10) days after it receives written notice of any Acquittal Event, remit to Employee all amounts otherwise payable pursuant to this Agreement but withheld during the suspension period, together with interest from each due date paid at the then-current prime rate plus two percentage points, as reported in The Wall Street Journal. Upon any such Acquittal Event, the Company's payment obligations to Employee under this Agreement shall resume and shall continue throughout the remainder of the term of this Agreement, subject to the terms and conditions of this Agreement, but the Company shall have the option whether to ask Employee actually to return to work and to publicly associate with the Company. At the Company's request in this circumstance, Employee will refrain from working at or for the Company (notwithstanding his continuing compensation under this Agreement) and will refrain from representing to any person or entity that he is associated with the Company.

          (d) No Duty to Mitigate. If Employee terminates his employment under and in accordance with this Agreement or if the Company wrongfully terminates Employee's employment under this Agreement. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether seeking new employment or in any other manner).



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         (e)     Gross-Up.  Upon a Change in Control Event and a termination of this Agreement by Employee pursuant to Section 4(b)(v), the Company will pay to Employee (in lieu of an obligation to make further payments to Employee under or on account of Section 5(b) and to provide benefits to Employee under or on account of Section 5(d)) the salary that would have been payable to Employee under this Agreement from the date of termination until November 18, 2001. The amounts payable to Employee under the previous sentence of this Section 4(e) shall be paid by the Company in periodic payments or in a lump sum, at the option of Employee. If any payment or other benefit (a "Termination Payment") received or to be received by Employee in connection with a Change in Control Event (whether or not this Agreement is terminated) or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any person whose actions result in a Change in Control Event or with any person affiliated with the Company or such person) is or will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Employee, a Gross-Up Payment (as defined) to the extent provided by the second paragraph of this Section 4(e).

         A Gross-Up Payment (as defined) shall be payable pursuant to this
Section 4(e) on and subject to the following terms and conditions:

                 (1) At the time the applicable Termination Payment is made, an additional amount (the "Gross-Up Payment") shall be paid by the Company such that the net amount retained by Employee, after deduction of any Excise Tax on such Termination Payment and any federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, all Termination Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 80G(b)(1) of the Code shall be treated as being subject to the Excise Tax,unless in the opinion of tax counsel reasonably acceptable to Employee and selected by the accounting firm which, immediately prior to the Change in Control Event, was the Company's independent auditors, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of Section 28OG of the Code or represent reasonable compensation for services actually rendered in excess of the "base amount" allocable to such reasonable compensation. The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of Sections 28OG(d)(3) and (4) of the Code.

                 (2) For purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal




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rates of taxation in the state and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                 (3) If the Excise Tax or income tax payable with respect to a Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Employee at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.

         5.      Compensation and Benefits.

         (a) Signing Incentive. As a material inducement to Employee to enter into this Agreement (including, without limitation, the covenants set forth in Sections 6, 7 and 8 of this Agreement), the Company will pay Employee, within five (5) days after Employee's execution of this Agreement, Five Hundred Thousand Dollars.

         (b) Annual Salary. For all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of a minimum of Three Hundred Thousand Dollars per annum in equal bi-weekly installments. Such annual salary may be increased by the Committee.

         (c) Stock Option Awards. Employee shall be entitled to receive under the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan (1) options to purchase 600,000 shares of the Company's common stock for an exercise price equal to the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996, which options shall have an effective grant date of November 19, 1996 and shall vest ratably over five years, and (2) performance options to purchase 210,000 shares of the Company's Common Stock for an exercise price equal to the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996, which performance options shall have an effective grant date of November 19, 1996 and shall vest ratably as follows: (i) 1/3 based on 100% appreciation in the market price of the Company's Common Stock above the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996, (ii) 1/3 based on 200% appreciation in the market price of the Company's Common Stock above the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996, and (iii) 1/3 based on 300% appreciation in the market price of the Company's Common Stock above the closing price of the Company's Common Stock on the Nasdaq National Market on November 19, 1996. In any event, the 210,000 performance stock options will vest on November 19, 2001 and all stock options contemplated by this Section 5(c) shall vest upon a Change in Control Event. In addition to any other rights provided Employee under the Amended and Restated Medaphis Corporation Non-Qualified Stock Option Plan or in the stock options agreement evidencing the

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